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

                                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     ------                                           Washington, D.C. 20549              --------------------------
                     FORM 4                                                                                       OMB APPROVAL
                     ------                                                                               --------------------------
[_] Check this box if no longer subject to Section 16.                                                    OMB Number: 3235-0287
    Form 4 or Form 5 obligations may continue. See                                                        --------------------------
    instruction 1(b).                                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP    Expires: December 31, 2001
                                                                                                          --------------------------
                                                                                                          Estimated average burden
    (Print or Type Responses)            Filed pursuant to Section 16(a) of the Securities Exchange       hours per response....0.5
                                          Act of 1934, Section 17(a) of the Public Utility Holding        --------------------------
                                           Company Act of 1935 or Section 30(f) of the Investment
                                                                 Company Act of 1940

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1. Name and Address of                  2. Issuer Name and Tickler                   6. Relationship of Reporting Persons
   Reporting Person*                       or Trading Symbol                            to Issuer
                                                                                             (Check all applicable)
         Brooks, William R.             Sonic Automotive, Inc. (SAH)                    x   Director       10% Owner
-----------------------------------------------------------------------------------    ---             ---
         (Last)  (First) (Middle)       3. I.R.S. Identification  4. Statement for
                                           Number of Reporting       Month/Year             Officer        Other (specify below)
        5401 E. Independence Blvd.         Person, if an entitity                      ---  (give      ---
                                           (voluntary)                                       title
                                                                       12/01                 below)

                                                                                               -------------------------------

-------------------------------------                             ------------------------------------------------------------------
               (Street)                                           5. If Amendment,   7. Individual or Joint/Group Filing (Check
                                                                     Date of            Applicable Line)
                                                                     Original            x  Form filed by One Reporting Person
          Charlotte, NC 28212                                       (Month/Year)        ---
                                                                                            Form filed by More than One Reporting
                                                                                        --- Person
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       (City)  (State)  (Zip)                        Table I -- Non-Derivative Securities Acquired, Disposed of, or
                                                                                Beneficially Owned
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1. Title of Security                    2. Transaction Date     3. Transaction    4. Securities Acquired (A)   5. Amount of
   (Instr. 3)                                                      Code              or Disposed of (D)           Securities
                                                                   (Instr. B)        (Instr. 3, 4 and 5)          Beneficially Owned
                                                                                                                  at End of Month
                                           (Month/Day/Year)     ---------------------------------------------     (Instr. 3 and 4)
                                                                                           (A)
                                                                                            or
                                                                 Code       V     Amount   (D)      Price
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Class A Common Stock                           12/17/01            M              20,000    A       $7.25
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Class A Common Stock                           12/17/01            S              20,000    D      $22.00               -0-
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                                          Table II -- Derivative Securities Acquired, Disposed of, or
                                          Beneficially Owned (e.g., puts, calls, warrants, options,
                                          convertible securities)
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6. Ownership Form:     7. Nature of
   Direct (D) or          Indirect
   Indirect (I)           Beneficial
   (Instr. 4)             Ownership

                         (Instr. 4)
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      D
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      D
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1. Title of    2. Conversion or  3. Transaction Date   4. Transaction   5. Number of Derivative        6. Date Exercisable
   Derivative     Exercise Price    (Month/Day/Year)      Code             Securities Acquired (A) or     and Expiration Date
   Security       of Derivative                           (Instr. 8)       Disposed of (D)                (Month/Day/Year)
   (Instr. 3)     Security                                                 (Instr. 3,4 and 5)


                                                        ------------------------------------------------------------------------

                                                                                                            Date      Expiration
                                                            Code    V           (A)                (D)   Exercisable     Date
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
 Option to         $7.25                 12/17/01            M                                 20,000     9/20/98      3/20/08
 Purchase
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     7. Title and          8. Price of        9. Number of      10. Ownership Form      11. Narure of
        Amount of             Derivative         Derivative         of Derivative           Indirect
        Underlying            Security           Securities         Securities              Beneficial
        Securities            (Instr. 5)         Beneficially       Beneficially            Ownership
        (Instr. 3                                Owned at End of    Owned at End of         (Instr. 4)
         and 4)                                  Month              Month
                                                 (Instr. 4)         (Instr. 4)


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             Amount or
             Number of
Title         Shares
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

Class A
Common
Stock          20,000                              55,000                 D
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Explanation of Responses:

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  /s/ William R. Brooks                                       1/4/02
 ---------------------------------                 -----------------------------
 **Signature of Reporting Person                               Date



Reminder: Report on a separate line of each class of securities beneficially owned directley or indirectly.

          *If the form is filed by more than one reporting person, see instruction 4(b)(v).

          **Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.